T. ROWE PRICE INTERNATIONAL FUNDS, INC.
T. Rowe Price Emerging Europe & Mediterranean Fund
T. Rowe Price Emerging Markets Stock Fund
T. Rowe Price European Stock Fund

The countries in which the funds invest have been updated.